Aaron Stein

Certified Public Accountant

PO Box 406

981 Allen Lane

Woodmere, NY 11598

516-569-0520

August 10, 2001

Securities and Exchange Commission

Washington, DC 20549

RE: Green Dolphin Systems Corporation

Filing of Form 10SBA12G

To Whom it May Concern:

The attached disclosure related to the change of principal accountants for Green Dolphin Systems Corporation, which was forwarded to me for review by James N. Barber, Attorney for Green Dolphin, is correct and accurate in all respects. I have nothing to add to the disclosures.

Very truly yours;

/s/ Aaron Stein

Aaron Stein